EX-35 (d)
(logo)SUN TRUST'
MORTGAGE
CitiMortgage, Inc.
4000 Regent Blvd., 3rd Floor
Irving, TX 75063
Attention: Master Servicing Division


Re: Annual Compliance Statement for BAFC 2006-6

In connection with the loans serviced by SunTrust Mortgage, Inc. (the "Company") pursuant to the Company's Servicing Agreement(s)/Purchase and Sale Agreement(s) with Bank of America, National Association and any applicable Reconstitution Agreement(s) (together, the "Transaction Agreements"), I, the undersigned offioer, hereby certify the following as of December 31, 2006:

(i) The Company conducted a review of its activities during the immediately preceding calendar year (or applicable portion thereof) and of its performance under the Transaction Agreements during such period has been made under my supervision; and

(ii) To the best of my knowledge, based on such review, the Company has fulfilled all of its obligations under the Transaction Agreements in all material respects throughout such calendar year (or applicable portion thereof), except that as of January 1, 2006, the Company did not have procedures for monitoring compliance with requirements as s pecified in the applicable transaction agreements governing SEC Regulation AB transactions. To address the absence of such procedures, the Company's management has undertaken and completed the following actions: (a) completed a review of each Transaction Agreement and identified if there was specific language affecting any of the Servicing Criteria outlined in Section 1122; (b) to the degree that the Transaction Agreements required specific procedures related to the servicing criteria, the Company's Reference Point Library (where all policies and procedures are maintained) was updated to this effect;
(c) for each pool, a Control Matrix was completed (and is maintained on a current basis) identifying which Transaction Agreements control each pool; and (d) established a monthly review process where the Company's managers review key factors of performance under Transaction Agreements and respond to a questionnaire indicating compliance with such factors.

IN WITNESS WHEREOF, I do hereby certify the foregoing as of the date hereof,

/s/John R. Purcell, Jr
John R. Purcell, Jr.
Senior Vice President - Manager, Servicing Division
Date: February 27, 2007

SunTrust Mortgage, Inc, Post Office Box 26149
Richmond, VA 23260-6149 Toll Free 1.800.634.7928 www.suntrustmodgage. com